                           BB&T FINANCIAL CORPORATION

                                                                  March 15, 1994

Dear Shareholder:

 You are cordially invited to attend the Annual Meeting of Shareholders of BB&T Financial Corporation scheduled for 11:00 a.m. on Tuesday, April 26, 1994, at the Capital City Club, Center Plaza, 411 Fayetteville Street Mall, Raleigh, North Carolina.

 The matters scheduled for consideration at the meeting are described in detail in the Notice of Annual Meeting of Shareholders and Proxy Statement. In order to be sure your shares are voted at the meeting if you cannot attend, please complete, sign and return the enclosed proxy card as soon as possible.

 The Corporation's audited financial statements and other required disclosures are presented in the 1993 Annual Report on Form 10-K, a copy of which follows the Proxy Statement. The Corporation's 1993 Annual Report to shareholders in a summary format, also included in this package, contains our letter to shareholders, selected financial data, and a financial summary. We believe that this approach to communicating with our shareholders, the investment community and the public provides financial and other corporate information in an understandable and useful manner.

 We trust that this presentation will satisfy your informational needs, and at the same time provide you with a better understanding of both the financial history and strategic direction of BB&T Financial Corporation.

                                        Sincerely,

                                        /s/ John A. Allison IV

                                        John A. Allison IV
                                        Chairman of the Board and  Chief
                                        Executive Officer

                          BB&T FINANCIAL CORPORATION
                            223 WEST NASH STREET
                      WILSON, NORTH CAROLINA 27894-1847

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 April 26, 1994

 The Annual Meeting of Shareholders of BB&T FINANCIAL CORPORATION will be held at the Capital City Club, Center Plaza, 411 Fayetteville Street Mall , Raleigh, North Carolina, on Tuesday, April 26, 1994, at 11:00 a.m., for the following purposes:

  (1) To fix the number of directors to be elected at twenty-seven (27) and the election of the twenty-four (24) nominees named in the accompanying Proxy Statement.

  (2) To amend the Corporation's Articles of Incorporation to increase the number of authorized shares of Common Stock from 50,000,000 shares to 100,000,000 shares.

  (3) To ratify the action of the Audit Committee of the Board of Directors in selecting KPMG Peat Marwick as independent auditors for the Corporation and its subsidiaries for the year 1994.

  (4) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

 Only shareholders whose names appeared of record on the books of the Corporation at the close of business on March 7, 1994, will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.


                                     (SIGNATURE OF
                                      JERONE C. HERRING
                                      APPEARS HERE)



                                     Jerone C. Herring
                                     Secretary

DATED: MARCH 15, 1994

YOU ARE REQUESTED TO FILL IN, DATE, SIGN AND RETURN THE PROXY SUBMITTED HEREWITH IN THE ENCLOSED ENVELOPE. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY OR TO VOTE IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THE MEETING.

                          BB&T FINANCIAL CORPORATION
                            223 WEST NASH STREET
                      WILSON, NORTH CAROLINA 27894-1847

                                PROXY STATEMENT

GENERAL

 This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of BB&T FINANCIAL CORPORATION (hereinafter sometimes referred to as "Corporation") to be used in voting at the Annual Meeting of Shareholders of the Corporation to be held at the Capital City Club, Center Plaza, 411 Fayetteville Street Mall, Raleigh, North Carolina, on Tuesday, April 26, 1994, at 11:00 a.m., and any adjournments thereof.

 The Board of Directors has fixed the close of business on March 7, 1994, as the record date and time for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. As of
March 7, 1994, there were      shares of common stock issued and outstanding
which are eligible to be voted on each matter coming before the meeting. Cumulative voting for the election of directors is not available under applicable law; therefore, each eligible share is entitled to one vote on each matter to be voted upon.

 This Proxy Statement and the accompanying form of proxy will be mailed to shareholders commencing March 15, 1994, or as soon thereafter as permitted by the appropriate regulatory authorities.

 Any shareholder who executes the proxy referred to in this Proxy Statement may revoke it at any time before it is exercised. The proxy may be revoked by either an instrument revoking it or by a duly executed proxy bearing a later date filed with the Secretary of the Corporation. The voting of such proxy will be suspended if the person executing the same attends the meeting and elects to vote in person. Whether or not you plan to attend, you are urged to sign and return the enclosed proxy.

                           SOLICITATION AND EXPENSES

 The cost of preparing, assembling and mailing this Proxy Statement and the form of proxy will be borne by the Corporation. Directors, officers and employees of the Corporation and its subsidiaries may also solicit proxies personally or by telephone or telegram; however, no compensation will be paid for such solicitations. In addition, the Corporation will bear the expenses of brokerage houses and other custodians, nominees and fiduciaries, who, at the request of the Corporation, may send proxies and proxy solicitation material to their principals.

                             PRINCIPAL SHAREHOLDER

 At March 7, 1994, Corporation did not know of any person who was the beneficial owner of more than 5% of Corporation's voting securities. At such
date, CEDE & Co. was the record owner of      shares of Corporation's common
stock. Management believes that CEDE & Co. has no beneficial interest in such shares. The shares of Corporation's common stock beneficially owned by all directors, nominees and Executive Officers of the Corporation as a group are disclosed in the table of security ownership commencing on page I-6 hereof.

                       MANAGEMENT OF CORPORATION AND BANK

EXECUTIVE OFFICERS

 The Executive Officers of the Corporation and of Branch Banking and Trust Company ("Bank") are:

Name                      Age Position in Corporation     Position in Bank
- ----                      --- -----------------------     ----------------
John A. Allison IV         45 Chairman of the Board and   Chairman of the Board
                               Chief Executive Officer     and Chief Executive
                                                           Officer
Henry G. Williamson, Jr.   46 President and Chief         Chief Operating
                               Operating Officer           Officer
Kelly S. King              45 Senior Executive Vice       President
                               President
W. Kendall Chalk           48 Senior Executive Vice       Senior Executive Vice
                               President                   President
Scott E. Reed              45 Senior Executive Vice       Senior Executive Vice
                               President and Treasurer     President

 The above officers have held executive positions with the Corporation or the Bank for at least the past five years. Officers are elected annually by the Board of Directors.

BOARD OF DIRECTORS

 The business and affairs of the Corporation are governed by the directors who are elected by the shareholders for a term of one year and until their successors are elected and qualified. The Board will hold ten regular meetings and may hold special meetings as necessary. In fiscal 1993, there were eleven meetings of the Board.

 All of the twenty-four (24) persons presently serving as directors of the Corporation are nominees for election at the Annual Meeting and are identified under the table beginning on page I-4 of this Proxy Statement (See "Proposal 1--Election of Directors", page I-3). This table includes a description of the principal occupation and affiliation of the nominees. The nominees represent a variety of business experiences with respect to responsibility of position, as well as size and type of business. During fiscal 1993, all persons presently serving as directors attended at least 75% of the total meetings of the Board and of standing committees of the Corporation to which they were elected, except for Mr. Tanner.

 The Bank is the principal subsidiary of the Corporation and its business and affairs are also governed by its Board of Directors. The members of the Corporation Board constitute the members of the Bank Board. During fiscal 1993, the Bank directors held ten meetings.

COMMITTEES OF THE BOARD

 During fiscal 1993, the Board of Directors of the Corporation had standing Audit, Executive and Trust Committees to assist in the discharge of its responsibilities. The memberships of the respective committees are identified under the table beginning on page I-4 of this Proxy Statement.

 The Audit Committee consists of six non-employee directors. This Committee reviews the results of audits by the Corporation's independent auditors and is delegated the authority to select, retain or discharge such auditors and to periodically review the independence of such auditors and the scope and adequacy of internal accounting controls; to approve the professional services to be provided, and the cost of such services; and to consult with the independent auditors as to the results of the auditing engagement. As a result of the enactment of the Federal Deposit Insurance Corporation Improvement Act of 1992 ("FDICIA"), the Audit Committee's duties have been significantly expanded. The Committee is responsible for overseeing the Corporation's compliance with the new internal control assessments and issuance of appropriate financial reports and certifications. During fiscal 1993, the Audit Committee initiated appropriate policies and procedures to insure that the requirements of FDICIA are met. The Audit Committee holds regular meetings on a quarterly basis and special meetings as necessary. During 1993, this Committee held four meetings. The Bank also has an Audit Committee which consists of the same persons who serve on the Corporation's Audit Committee. The Bank's Audit Committee holds regular meetings on a quarterly basis and special meetings as necessary. The primary responsibilities of this Committee are to review the results of audits by the Bank's internal auditors, to review the loan portfolio, to supervise the Bank's compliance with the Community Reinvestment Act and to provide for the examination reports required by the Bank's regulatory authorities. During 1993, this Committee held four meetings.

 The Executive Committee consists of nine directors. This Committee is generally authorized to have and to exercise all of the powers of the Board of Directors between meetings of the Board. In addition, this Committee also performs the duties of a Nominating Committee which include the review of the qualifications of possible candidates and the determination annually of director nominees and the recommendation to the Board of candidates to fill any vacancies on the Board as may occur during the year, and of candidates for membership on standing committees. The Executive Committee will consider a candidate for director proposed by any shareholder, provided that supporting information as to his or her qualifications for nomination as a director is forwarded to the Chief Executive Officer of the Corporation before the end of the fiscal year. The Corporation's Executive Committee also serves as a Compensation Committee which, at least annually, fixes the salary of the Chairman, reviews all salaries fixed by the Chairman, grants stock option awards, approves incentive compensation plans and payouts, reviews the various employee benefit plans and recommends changes to the plans and any new compensation plans to the Board. This Committee is also responsible for a review of management perquisites, if any, and the establishing of guidelines for these types of benefits. In addition, the Committee is responsible for ensuring that selected branch offices of the Bank are visited annually by a group of directors who confer with the regional and branch managers, observe general conditions in such offices and meet with local advisory board members. Regular meetings are held on a quarterly basis and special meetings as necessary. During 1993, a total of five meetings of this Committee were held. The Bank also has an Executive Committee which consists of the same persons who serve on the Corporation's Executive Committee. The duties of this Committee include consulting with the Chairman, reviewing the investment portfolio and considering such other matters as may be submitted. This Committee is empowered to exercise the authority of the Bank Board between meetings of the Board, and also serves as a Nominating Committee for the Bank. Meetings are held on a quarterly basis. During 1993, this Committee held four meetings.

 The Trust Committee consists of nine directors. This Committee supervises the fiduciary activities of the Corporation's subsidiaries. This Committee will hold regular meetings on a quarterly basis and special meetings as necessary. During 1993, this Committee held four meetings. The Bank also has a Trust Committee which supervises its Trust Division activities. This Committee consists of the same persons who serve on the Corporation's Trust Committee. Regular meetings of this Committee are held on a quarterly basis and special meetings as necessary. During 1993, a total of four meetings of this Committee were held.

 Other special committees may be appointed by the Corporation and the Bank Boards as necessary to assist the respective Board in the carrying out of its duties and responsibilities.

                       PROPOSAL 1--ELECTION OF DIRECTORS

 The By-Laws of the Corporation provide for the election of a Board of Directors to be composed of not more than thirty-five (35) or less than three
(3) members. The Executive Committee has recommended twenty-four (24) nominees for election as directors, consisting of the present members of the Board of Directors, to serve until the next annual meeting and until their successors shall be elected and shall have qualified. In addition, the Executive Committee has recommended that three (3) vacancies on the Board be created to be filled in the discretion of the Board prior to the 1995 annual meeting of shareholders. In connection with the proposed acquisition of L.S.B. Bankshares, Inc., ("LSB") of Lexington, South Carolina which was announced during 1993, the Corporation has agreed to nominate two of the present directors of LSB to the Corporation's Board. These appointments will be effective upon consummation of the proposed acquisition. The nominees, who will be selected by the Corporation's Board in consultation with the LSB directors, have not yet been designated. No arrangement or understanding exists with respect to the manner in which the Board, at its discretion, may fill the remaining vacancy being created or any other vacancy that may occur during the year.

 The persons nominated below will be elected if they receive a plurality of the votes cast in the election of directors. Abstentions and shares held in street name that are not voted in the election of directors will not be included in determining a plurality. The proxies solicited for this meeting cannot be voted for a greater number of persons than the number of nominees named. Cumulative voting in the election of directors is not permitted by applicable law. THE PERSONS NAMED IN THE FORM OF PROXY WILL VOTE THE PROXY AS SPECIFIED; AND IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED HEREIN. If any nominee shall become unavailable for any reason, the persons named in the form of proxy shall vote for a substitute nominee or vote to reduce the number of directors to be elected as directed by the Executive Committee of the Corporation.

THE NOMINEES

 The following table contains the principal occupation, age, and certain other information as to the twenty-four (24) nominees who have consented to stand for election as directors at the Annual Meeting as of December 31, 1993:

                                                                    Director of
                           Principal Occupation(s)                  Corporation
 Name                      During Last Five Years               Age    Since
 ----                      -----------------------              --- -----------
 Joseph B. Alala, Jr.(/1/) Senior Partner, Alala, Mullen,        60    1983
 (A)                       Holland, and Cooper, P.A.
                           (Attorneys), Gastonia, N.C.
 John A. Allison IV        Chairman of the Board, BB&T           45    1986
 (E,T)                     Financial Corporation, and
                           Chairman of the Board, Branch
                           Banking and Trust Company, Wilson,
                           N.C.
 W. Watson Barnes          President, Wilson Petroleum           57    1981
 (A)                       Company, Inc. (Distributor of
                           petroleum products), Wilson, N.C.
 Paul B. Barringer         President and Chief Executive         63    1975
 (T)                       Officer, Coastal Lumber Company
                           (Dealer in lumber products),
                           Weldon, N.C.
 Robert L. Brady           Senior Vice President, Branch         63    1991
                           Banking and Trust Company. Prior
                           to April 1992, President, Gate
                           City Federal Savings Bank,
                           Greensboro, N.C.
 W. G. Clark III           President, Clark Industries, Inc.     60    1981
 (T)                       (Farming), Tarboro, N.C.
 Jesse W. Corbett, Jr.     Personal Investments, Morehead        57    1981
 (E)                       City, N.C.
 W. R. Cuthbertson, Jr.    Senior Vice President, Branch         61    1983
 (T)                       Banking and Trust Company,
                           Charlotte, N.C.
 Fred H. Deaton, Jr.       Personal Investments, Statesville,    62    1974
 (E)                       N.C.
 Joe L. Dudley, Sr.        President and Chief Executive         56    1992
 (A)                       Officer, Dudley Products, Inc.
                           (Hair care products), Greensboro,
                           N.C.
 Tom D. Efird              President, Standard Distributors,     54    1982
 (E)                       Inc. (Beverage wholesaler),
                           Gastonia, N.C.

                                                                 Director of
                             Principal Occupation(s)             Corporation
 Name                        During Last Five Years          Age    Since
 ----                        -----------------------         --- -----------
 O. William Fenn, Jr.        Director, Furniture Export       67    1991
 (E)                         Office, International Trade
                             Division, N.C. Department of
                             Commerce. Prior to April
                             1992, Vice Chairman, LADD
                             Furniture Company (Furniture
                             manufacturer), High Point,
                             N.C.
 James E. Heins              Telecommunications               63    1985
 (T)                         Consultant, Pinehurst, N.C.
                             Prior to August 1991, Vice
                             President, Government
                             Relations, ALLTEL Corporation
                             (Telecommunications),
                             Sanford, N.C.
 Raymond A. Jones, Jr.       Personal Investments,            69    1975
 (A)                         Charlotte, N.C.
 Kelly S. King               Senior Executive Vice            45    1991
                             President, BB&T Financial
                             Corporation, and President,
                             Branch Banking and Trust
                             Company, Raleigh, N.C.
 David R. LaFar III          Chairman, LaFar Industries,      64    1990
 (E)                         Inc. (Textile manufacturer),
                             Gastonia, N.C.
 J. Ernest Lathem, M.D.      Medical Director, Prostate       60    1987
 (T)                         Diagnostic Center,
                             Greenville, S.C.
 James H. Maynard            Chairman, Investors              54    1985
 (A)                         Management Corporation
                             (Restaurants), Raleigh, N.C.
 A. Winniett Peters          Consultant, Standard             67    1977
 (E)                         Commercial Tobacco Company.
                             Prior to January 1993,
                             Chairman of the Board,
                             Standard Commercial Tobacco
                             Company (Tobacco processors
                             and exporters), Wilson, N.C.
 Richard L. Player, Jr.(/1/) President, Player, Inc.          59    1990
 (E)                         (Commercial and industrial
                             general contractor),
                             Fayetteville, N.C.
 S. B. Tanner III            Chairman of the Board, Tanner    66    1982
 (T)                         Companies, Inc. (Manufacturer
                             of ladies' apparel),
                             Rutherfordton, N.C.
 Larry J. Waggoner           Real Estate Development and      58    1985
 (T)                         Investments, Naples, Fla.
                             Prior to August 1991,
                             President, Rental Towel &
                             Uniform Service, Inc. (Rental
                             services), Graham, N.C.
 Henry G. Williamson, Jr.    President and Chief Operating    46    1986
 (E,T)                       Officer, BB&T Financial
                             Corporation, and Chief
                             Operating Officer, Branch
                             Banking and Trust Company,
                             Wilson, N.C.
 William B. Young, M.D.      Retired Specialist in            68    1974
 (A)                         Internal Medicine, Wilson,
                             N.C.

- --------
  A-- Denotes member of Corporation's Audit Committee.
  E-- Denotes member of Corporation's Executive Committee.
  T-- Denotes member of Corporation's Trust Committee.

(1) For additional information concerning Messrs. Alala and Player, see "Other Transactions" on page I-15.

 Each of the above nominees presently serves as a director of the Bank and/or Branch Banking and Trust Company of South Carolina (hereinafter sometimes referred to as "South Carolina Bank"), a subsidiary of the Corporation. Such directors have held these positions for the past five years, except for Messrs. Player and LaFar (appointed in 1990); Messrs. Brady, Fenn and King (appointed in 1991); and Mr. Dudley (appointed in 1992).

 Certain of the above directors and nominees are also directors of other publicly held companies. O. William Fenn, Jr. has been a director of Ladd Furniture Company since 1982. James E. Heins has been a director of Trion, Inc. since 1980. James H. Maynard has been a director of Investors Management Corporation since 1972, a director of Golden Corral Realty Corporation since 1984, and a director of Rose's Stores, Inc. since 1989. A. Winniett Peters has been a director of Standard Commercial Corporation since 1978. Each of these companies has securities registered under the Securities Exchange Act of 1934.

 None of the nominees for directors or the Executive Officers of the Corporation are related by blood, marriage or adoption to any other nominee or any Executive Officer of the Corporation or any director or Executive Officer of a subsidiary, in a degree of kinship of first cousin or nearer.

 Under the securities laws of the United States, Corporation's directors and Executive Officers are required to report their ownership of Corporation's common stock and any changes in that ownership to the Securities and Exchange Commission. Specific dates have been established and Corporation is required to report in this proxy statement any failure to file by the established dates during 1993. In 1993, all of these filing requirements were satisfied by Corporation's directors and Executive Officers. In making this statement, Corporation has relied on the written representations of its incumbent directors and Executive Officers and copies of the reports that have been filed with the Commission.

SECURITY OWNERSHIP OF DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

 The following table contains certain information relating to the beneficial ownership of Corporation's common stock by each director nominee, by each executive officer named in the Summary Compensation Table and by all director nominees and executive officers as a group, as of December 31, 1993:

                                     Common Stock Beneficially Owned(/1/&/2/)
                                     ----------------------------------------
                                                                Percent
Name                                     Shares                 of Class
- ----                                     ------                 --------
Joseph B. Alala, Jr...............        25,687                   .08%
John A. Allison IV................        95,073                   .29
W. Watson Barnes..................         5,830                   .02
Paul B. Barringer.................         8,650                   .03
Robert L. Brady...................        53,308                   .16
W. Kendall Chalk..................        44,176                   .14
W.G. Clark III....................        33,535                   .10
Jesse W. Corbett, Jr..............        17,351                   .05
W.R. Cuthbertson, Jr.(/3/)........       126,784                   .39
Fred H. Deaton, Jr.(/4/)..........        84,979                   .26
Joe L. Dudley, Sr.................           510                   .01
Tom D. Efird(/5/).................        20,771                   .06
O. William Fenn, Jr...............        13,509                   .04
James E. Heins....................         8,708                   .03
Raymond A. Jones, Jr..............         7,421                   .02
Kelly S. King.....................        49,896                   .15
David R. LaFar III(/6/)...........        26,818                   .08
J. Ernest Lathem, M.D.............       165,687                   .51

                                 Common Stock Beneficially Owned(/1/&/2/)
                            ----------------------------------------------------
Name                               Shares                    Percent of Class
- ----                        ----------------------         ---------------------
James H. Maynard(/7/)......                 68,952                         .21%
A. Winniett Peters(/8/)....                 12,070                         .04
Richard L. Player,
 Jr.(/9/)..................                 10,078                         .03
Scott E. Reed..............                 47,461                         .15
S.B. Tanner III(/1//0/)....                  9,248                         .03
Larry J. Waggoner..........                 10,435                         .03
Henry G. Williamson, Jr....                 68,575                         .21
William B. Young, M.D......                 32,000                         .10
All Director Nominees and
 Executive Officers of the
 Corporation
 as a group (26 persons)...              1,047,512(/1//1/)                3.21

- --------
 (1) Also included are shares subject to options (presently exercisable or exercisable within 60 days) granted under the Bank's Long-Term Incentive Plan discussed later: Messrs. Allison, 54,876 shares; Brady, 7,000 shares; Chalk, 25,748 shares; Cuthbertson, 10,054 shares; King, 26,668 shares; Reed, 24,925 shares; and Williamson, 43,891 shares; and for the Executive Officers as a group (five persons), 176,108 shares.

 (2) Beneficial owners have sole voting and dispositive powers with respect to the shares of stock included in the table, unless beneficial ownership is disclaimed, except for the following where such powers are shared: Messrs. Alala, 1,574 shares; Allison, 22,567 shares; Clark, 2,327 shares; Corbett, 16,879 shares; Cuthbertson, 6,000 shares; Deaton, 79,777 shares; King, 1,692 shares; LaFar, 10,133 shares; Reed 4,165 shares; Williamson, 7,599 shares; and Young, 30,006 shares; and for the Executive Officers as a group (five persons ), 36,023 shares.

 (3) Includes 6,000 shares as to which Mr. Cuthbertson has the right to vote only when Branch Banking and Trust Company, as successor trustee for certain of Mr. Cuthbertson's children, is legally unable to do so; and 40,090 shares owned by Mr. Cuthbertson's wife, as to which Mr. Cuthbertson disclaims beneficial ownership.

 (4) Includes 2,105 shares owned of record by Mr. Deaton's wife, as to which Mr. Deaton disclaims beneficial ownership.

 (5) Includes 676 shares owned of record by Gastonia United Oil Company, an affilliate of Mr. Efird's sons, as to which Mr. Efird disclaims beneficial ownership.

 (6) Includes 938 shares owned of record by Mr. LaFar's wife, as to which Mr. LaFar disclaims beneficial ownership.

 (7) Includes 8,545 shares restored by Mr. Maynard's wife, as to which Mr. Maynard disclaims beneficial ownership.

 (8) Includes 572 shares owned of record by Mr. Peter's wife, as to which Mr. Peters disclaims beneficial ownership.

 (9) Includes 1,000 shares owned of record by Mr. Player's wife, as to which Mr. Player disclaims benefical ownership.

(10) Includes 4,126 shares owned of record by Mr. Tanner's wife, as to which Mr. Tanner disclaims beneficial ownership.

(11) Includes 64,052 shares owned of record as to which beneficial ownership is disclaimed.

                      REPORT OF THE COMPENSATION COMMITTEE

 The Bylaws of the Corporation provide that the Executive Committee shall fix the compensation of the Chief Executive Officer and shall annually review, in the aggregate, the salaries fixed for other officers by the Chief Executive Officer. The Bylaws further provide that any employee director who serves on the Executive

Committee is disqualified from acting on any matter relating to compensation. Accordingly, the Executive Committee when it acts on compensation matters consists entirely of non-employee directors. These same non-employee directors also constitute the Compensation Committee which administers all of the benefit plans of the Corporation, including the long-term incentive plan, which provides for the granting of stock options to selected officers.

 In determining the executive compensation program of the Corporation, the Committee seeks to establish base salaries for all Executive Officers, including the Chief Executive Officer, that are competitive with other institutions of comparable size and geographic location. In addition, the Committee administers the Corporation's Executive Incentive Compensation Plan which awards cash bonuses on an annual basis tied to the financial performance of the Corporation as such performance relates to established financial criteria. The base salaries and bonuses constitute the total annual cash compensation of all Executive Officers of the Corporation.

 In addition to annual cash compensation, the Committee also administers the Corporation's Long-Term Incentive Plan, pursuant to which stock options are granted to those officers selected by the Committee on an annual basis. The Plan provides for restricted stock grants; however, the Committee has not elected to make any such grants at this time. The number of stock options awarded to a participating officer is determined by the officer's level of base salary and level of responsibility in the Corporation or its subsidiaries. All awards are granted on an annual basis, become exercisable over a five-year period, and will expire ten years from the date of grant.

 In addition to the foregoing methods of compensation, the Committee periodically reviews the other "fringe benefit" programs of the Corporation, which presently include a tax qualified 401(k) Plan, a pension plan, a health care plan, and other plans or policies relating to employee welfare. These plans are reviewed periodically by the Committee in order to determine that they are competitive with similar plans of other financial institutions' and will promote the objective of providing adequate protection and benefits to all officers and employees of the Corporation. These plans are not considered as part of the annual compensation program of Executive Officers.

 In administering the Corporation's total compensation program, the Committee reviews the financial performance of the Corporation for the past year compared to plans previously adopted by the directors and the projected performance for the ensuing year as set forth in the Corporation's Corporate Plan and Profit Plan. In addition, the Committee reviews the ten-year performance record of the Corporation for earnings, return on assets, return on equity, balance sheet growth, capitalization, stock price and other selected measures. The Committee also compares the prior year results to the long-term goal of providing superior balanced performance by reviewing customer service quality and investments in the future through people, technology and acquisitions. The Corporation's performance within these categories determines the level of total compensation awarded by the Committee.

 In February 1994, the Committee reviewed the provisions of Section 162(m)(1) of the Revenue Reconciliation Act of 1993 ("RRA") which disallows a tax deduction for any publicly held corporation for remuneration exceeding $1 million in any tax year for the Chief Executive Officer and other executive officers named in the Summary Compensation Table. The Committee noted that an exception to non-deductibility is established for "performance based compensation" if performance goals are set by an independent compensation committee and the terms of the plan are approved by shareholders. The Committee recognized that the Chief Executive Officer's taxable remuneration could exceed $1 million if a significant amount of stock options are exercised because the options are "non-qualified," which would cause the gain to be taxable at the time of exercise. However, since no stock options currently exercisable by the Chief Executive Officer expire until 1997, the probability of exercise is remote during 1994. Accordingly, no shareholder approval of any plan is being sought in 1994, but the matter will be considered by the committee for submission to shareholders in 1995. The Committee recognized that the Long-Term Incentive Plan (Stock Option Plan) has previously been approved by shareholders, and until final regulations pursuant to RRA are issued it is unclear if the performance standards in the plan would qualify. Furthermore, while the performance standards of the Executive Incentive Compensation Plan (Annual Bonus Plan) would in all probability be specific enough to qualify, this plan has not been approved by shareholders.

 In establishing the Chief Executive Officer's salary, the Committee additionally reviews salary data supplied by Wyatt Data Services' Financial Institutions Compensation Survey, which is a compilation of compensation for comparable positions in selected geographic areas. The Committee reviews such data for North Carolina banks, as well as data for institutions of similar size located in the Southeastern United States. The base salary of the Chief Executive Officer for 1993 was below the median of such institutions, but the total compensation of such officer was approximately equal to the median. The Compensation Committee believes that a significant number of the institutions in the Wyatt Survey are included in the data presented in the Shareholders Return Performance Graph. In addition, the Committee also considers the established guideline of the Corporation and its subsidiaries in awarding salary increases for all officers and employees, which for 1993 was 5%.

 The Committee believes that the structure and administration of the Corporation's total compensation program supports the Corporation's business mission and strategy of being a pre-eminent provider of quality financial services to its customers and thereby provides economic benefits for shareholders and fair treatment to employees. The program further promotes the Corporation's internal culture and human resource values, which will foster career opportunities and development of all employees, by encouraging and rewarding individual performance as well as teamwork among its employees. As an Executive Officer's level of responsibility increases, a greater portion of potential total compensation is based on performance incentives and less on base salary and employee benefits. In addition, the higher an individual rises in the organization, the greater the mix of compensation shifts to reliance on the value of the Corporation's common stock through stock option awards, which aligns the long-term interests of the executive with those of the shareholders.

 In administering the annual award of cash bonuses, the Committee establishes the financial criteria to be utilized and the relative weight of such criteria. In 1993, the Committee specified that an initial threshold for return on equity must be attained in order for an award to be earned by any participant. The amount of any award would be based on the Corporation attaining certain specified levels of performance as to (i) growth in net income and (ii) growth in total earning assets. The Committee weighted growth in net income twice as heavily as growth in total earning assets. In 1993, the Corporation achieved the performance levels specified by the Committee such as would permit all participants to receive an award of 110% of their established goals. The executive officers named in the Summary Compensation Table each had an established goal of 35% of base salary. Accordingly, each of such officers received an annual bonus of 38.5% of base salary, and the amount is shown in column (d) of the Summary Compensation Table on Page I-10.

 In administering the award of stock options, the Committee establishes a target for each participant and then grants an option for the number of shares of Corporation's stock that will yield the established target, based on the price per share of the stock on the date of grant. In 1993, the Committee established a target of 100% of base salary for the Chief Executive Officer and the other executive officers named in the Summary Compensation Table. The award and the price per share is shown in the table captioned Option/SAR Grants in Last Fiscal Year on Page I-11.

 In February 1993, the Committee approved a base salary increase of 5% for the Chief Executive Officer. This increase was consistent with the average increase for all officers of the Corporation and subsidiaries and was made after due consideration of the foregoing factors. In addition, the Committee approved payouts under the various plans set forth above. The tables which follow reflect the decisions made by the Committee.

 The members of the Executive Committee who constituted the Compensation Committee were:

  Paul B. Barringer          W. G. Clark III           Fred H. Deaton, Jr.
  Tom D. Efird               David R. LaFar III        A. Winniett Peters
  Ralph F. Schmidt

EXECUTIVE COMPENSATION

 The aggregate compensation paid or accrued in 1993 by the Corporation and subsidiaries for services rendered during 1993 by the Chief Executive Officer and each of the four most highly compensated Executive Officers of the Corporation and subsidiaries whose total cash compensation exceeded $100,000 (and constituting all of the Executive Officers of Corporation and subsidiaries as a group) is set forth in the following table:

                           SUMMARY COMPENSATION TABLE

                                  Annual Compensation           Long-Term Compensation
                             ------------------------------ -------------------------------
                                                                    Awards          Payouts
                                                            -------------------------------
          (a)           (b)    (c)      (d)        (e)         (f)         (g)        (h)         (i)
                                                  Other     Restricted  Securities                All
                                                  Annual      Stock     Underlying   LTIP        Other
       Name and               Salary   Bonus   Compensation   Awards   Options/Sars payouts Compensation(1)
  Principal Position    Year   ($)      ($)        ($)          $          (#)        ($)         ($)
- -----------------------------------------------------------------------------------------------------------
John A. Allison IV,     1993 $370,388 $142,599     n/a         n/a        11,139    $88,038     $14,816
 Chairman and Chief     1992  352,750  179,021     n/a         n/a        15,987     59,252      15,299
 Executive Officer      1991  336,007  184,804     n/a         n/a        17,350     19,566      13,440

Henry G. Williamson,    1993  297,413  114,504     n/a         n/a         8,944     57,565      11,897
 Jr.,                   1992  283,237  143,743     n/a         n/a        11,162     39,428      12,284
 President and Chief    1991  269,759  127,596     n/a         n/a        11,834     19,068      10,790
 Operating Officer

Kelly S. King,          1993  217,875   83,882     n/a         n/a         6,553     31,701       8,715
 Senior Executive Vice  1992  189,625   96,235     n/a         n/a         6,889     21,214       8,185
 President              1991  165,750   63,814     n/a         n/a         7,169     10,604       7,191

W. Kendall Chalk,       1993  165,850   63,852     n/a         n/a         4,988     29,184       6,634
 Senior Executive Vice  1992  157,950   80,160     n/a         n/a         6,225     19,751       6,850
 President              1991  150,447   57,922     n/a         n/a         6,600      9,995       6,526

Scott E. Reed,          1993  160,088   61,634     n/a         n/a         4,816     28,179       6,406
 Senior Executive Vice  1992  152,512   77,400     n/a         n/a         6,011     19,385       6,229
 President and          1991  145,254   55,923     n/a         n/a         6,372      9,995       6,300
 Treasurer

- --------
(1) The compensation shown as "All Other Compensation" for 1993 consisted of the Corporation's matching contribution under the Savings and Thrift Plan ("Thrift Plan"), a qualified defined contribution plan, and the Corporation's contribution to the Supplemental Executive Retirement Plan ("SERP"), a non-qualified excess benefit plan. The amount of such compensation for each individual shown in the table is as follows:

                                        Allison Williamson  King  Chalk   Reed
                                        ------- ---------- ------ ------ ------
     Thrift Plan Contribution.......... $4,820    $3,870   $4,305 $6,074 $6,406
     SERP Contribution.................  9,996     8,027    4,410    560      0

OPTION/SAR GRANTS IN LAST FISCAL YEAR

 The information set forth below reflects the stock options granted during the past fiscal year to the Chief Executive Officer and the four (4) most highly compensated Executive Officers (no stock appreciation rights having been granted):

                                                                            Potential Realizable Value at
                                                                                Assumed Annual Rates
                                                                             of Stock Price Appreciation
                            Individual Grants                                     for Option Term
- --------------------------------------------------------------------------- ------------------------------
           (a)                 (b)          (c)          (d)        (e)          (f)            (g)
                            Number of       % of
                            Securities     Total
                            Underlying  Options/SARs
                           Options/SARs  Granted to  Exercise or
                           Granted (1)  Employees in Base Price  Expiration
          Name                 (#)      Fiscal Year    ($/Sh.)      Date        5%($)          10%($)
- ----------------------------------------------------------------------------------------------------------
John A. Allison IV.......     11,139        4.42%      $33.250     3/1/03         $232,928       $590,278
Henry G. Williamson, Jr..      8,944        3.55        33.250     3/1/03          187,028        473,960
Kelly S. King............      6,553        2.60        33.250     3/1/03          137,030        347,257
W. Kendall Chalk.........      4,988        1.98        33.250     3/1/03          104,304        264,324
Scott E. Reed............      4,816        1.91        33.250     3/1/03          100,707        255,209

- -------
(1) All options vest pro rata over 5 years and are exercisable during the 10-year period beginning on the date of grant.

AGGREGATED OPTION/SAR EXERCISED IN LAST FISCAL YEAR AND FY-END OPTION/SAR
VALUES

 Set forth below is information concerning the exercise of stock options during the fiscal year and the year-end value of exercised options by the Chief Executive Officer and the four (4) most highly compensated Executive Officers (no stock appreciation rights having been granted or outstanding):

          (a)                  (b)         (c)                  (d)                                 (e)
                                                       Number of Securities                Value of Unexercised
                         Shares Acquired  Value   Underlying Unexercised Options/          In-the-Money Options/
                           at Exercise   Realized       SARs at FY-End (#)                  SARs at FY-End ($)
          Name                 (#)         ($)     Exercisable        Unexercisable      Exercisable Unexercisable
- ------------------------------------------------------------------------------------------------------------------
John A. Allison IV......         0           0      40,078              43,727            $629,437     $390,747
Henry G. Williamson,
 Jr.....................         0           0      32,724              32,171             524,033      280,952
Kelly S. King...........         0           0      19,803              20,538             318,693      168,025
W. Kendall Chalk........         0           0      19,615              17,832             320,105      154,938
Scott E. Reed...........         0           0      18,940              17,302             308,267      150,926


LONG-TERM INCENTIVE PLAN AWARDS IN 1993

 In 1993, no performance unit awards were made under the Long-Term Incentive Plan because this portion of the plan had been discontinued in 1991. The pay-outs from previous awards are reflected in column (h) of the Summary Compensation Table on page I-10.

PERFORMANCE

  The graph below compares cumulative total shareholder return of Corporation's common stock, the Nasdaq Stock Market Index (U.S. Companies) and the Nasdaq Financial Stocks Index for the five year period ended December 31, 1993. The Corporation believes that this information demonstrates that the compensation earned by it's Executive Officers compares favorably to the relative increase in the Corporation's shareholder value.


                      SHAREHOLDER RETURN PERFORMANCE GRAPH

                           [LINE GRAPH APPEARS HERE]

                                          LEGEND

  SYMBOL  INDEX DESCRIPTION       12/30/88 12/29/89 12/31/90 12/31/91 12/31/92 12/31/93
  ------  -----------------       -------- -------- -------- -------- -------- --------
     __ * BB&T FINANCIAL
          CORPORATION              100.0    122.1    101.4    146.5    219.3    236.1
- -- ..--** CRSP Index for Nasdaq
          Stock Market (US
          Companies)               100.0    121.2    103.0    165.2    192.1    219.2
- - - - -***CRSP Index for Nasdaq
          Financial Stocks         100.0    115.0     88.1    136.4    194.9    226.4

 NOTES:
   A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
   B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
   C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
   D. The index level for all series was set to 100.0 on 12/30/88.

   Prepared by the Center for Research in Security Prices, The University of Chicago

RETIREMENT PLAN

 The Bank has a non-contributory Retirement Plan covering substantially all employees of the Bank and the South Carolina Bank, who meet certain age, tenure and hours worked criteria. The preceding Summary Compensation Table does not include the amount of the contribution, payment or accrual for any Executive Officer, as such amount cannot readily be separately or individually calculated by the regular actuaries for the Plan. The Retirement Plan provides a participant with retirement benefits based on average annual salary for the five consecutive years within the last ten years preceding retirement which would produce the highest average salary. The maximum annual benefits payable at normal retirement age to participants in the Retirement Plan, including the Executive Officers named in the Summary Compensation Table, are illustrated in the following table:

                                 Estimated Maximum
                        Annual Retirement Benefits(/1/)(/2/)
      Five-Year             (Years of Credited Service)
Average Annual Salary     15       20        25        30        35       40
- -------------------------------------------------------------------------------
      $125,000          $23,378  $ 31,010  $ 38,643  $ 46,275 $ 53,908 $ 61,540
      $150,000          $28,065  $ 37,260  $ 46,455  $ 55,650 $ 64,845 $ 74,040
      $175,000          $32,753  $ 43,510  $ 54,268  $ 65,025 $ 75,783 $ 86,540
      $200,000          $37,440  $ 49,760  $ 62,080  $ 74,400 $ 86,720 $ 99,040
      $225,000          $42,128  $ 56,010  $ 69,893  $ 83,775 $ 97,658 $111,540
      $250,000          $46,335  $ 62,260  $ 77,225  $ 93,150 $108,595 $123,560
      $275,000          $51,503  $ 68,510  $ 85,518  $102,525 $119,533 $136,540
      $300,000          $56,190  $ 74,760  $ 93,330  $111,900 $130,740 $149,040
      $325,000          $60,878  $ 81,010  $101,143  $121,275 $141,408 $161,540
      $350,000          $65,085  $ 87,260  $108,475  $130,650 $152,345 $173,560
      $375,000          $70,253  $ 93,510  $116,768  $140,025 $163,283 $186,540
      $400,000          $74,642  $ 99,760  $124,403  $149,600 $174,220 $199,040
      $425,000          $79,628  $106,010  $132,393  $158,775 $185,158 $211,540
      $450,000          $84,315  $112,260  $140,205  $168,150 $196,095 $224,040
      $475,000          $89,003  $118,510  $148,018  $177,525 $207,033 $236,540
      $500,000          $93,690  $124,760  $155,830  $186,900 $217,970 $249,040

- --------
(1) Benefits amounts listed are not subject to any deduction for Social Security benefits or other offset amounts, and are based on a straight life annuity.

(2) Section 415 of the Internal Revenue Code of 1986, as amended ("Code"), limits the amount that a highly compensated individual may receive from the Retirement Plan. In order that no such individual will lose retirement benefits, any amount that such individual cannot receive from the Retirement Plan due to such limitation will be paid to the affected individual from the Bank's Supplemental Executive Retirement Plan.

 The compensation covered by the Retirement Plan is gross salary and wages paid or accrued to the employee (plus any contributions by the employee to any tax-qualified 401(k) plans), excluding overtime pay, bonuses, fringe benefits and any other form of additional compensation. The amount of such compensation for the persons named in the Summary Compensation Table is shown as "salary" in column (c). Credited years of service under the retirement plan for such persons are as follows: Messrs. Allison, 23; Williamson, 22; King, 22; Chalk, 19; and Reed, 22.

COMPENSATION OF DIRECTORS

 Only directors who are not officers of the Corporation or subsidiaries receive compensation for their services as a director, except for Robert L. Brady. During 1993, the directors of the Corporation received a fee of $625 for each meeting of the Board of Directors and committees they attended plus an annual retainer of $10,500. Directors of the Bank received a fee of $500 for each meeting of the Board of Directors and

Committees they attended. Directors of the South Carolina Bank received a retainer of $1,000 per meeting and an additional fee of $500 for each board meeting they attended. When the various directors of the Corporation performed the responsibility of visiting branch offices, each director received a fee of $625 per day. Members of committees of the South Carolina Bank received a fee of $150 for committee meetings they attended. Directors of the Bank are invited to attend meetings of the Local Advisory Board for the branch office in the community in which they reside and are paid the same fee as the local board members for such branch, which fees range from $50 to $330 depending upon the size of the office.

 The Corporation pays the premium for an insurance policy that provides travel accident coverage to employees, officers and directors of the Corporation and subsidiaries. All non-employee directors have $500,000 coverage on a 24-hour per day basis. Officers with the title of Senior Vice President or higher have $500,000 coverage and all other officers and employees have $250,000 coverage while traveling for a business purpose. For 1993, the premium on this policy was $17,170.

 In connection with the August 1991 acquisition of Gate City Federal Savings Bank, the Corporation entered into employment contracts with six officers, including director Robert L. Brady. Each such officer was employed for three years (subject to extension at the option of the Corporation for two additional one year periods) at a fixed salary, with any increase being subject to an annual performance review, and without any right to receive a cash bonus. Each employment agreement provides that the officer will not compete with the Corporation in Guilford County, Rockingham County or any county contiguous to either of these counties for a period of three years after termination of employment. Mr. Brady's contract provided a 1993 salary of $227,102, payment of certain club dues and the use of a company-owned automobile. In addition, Mr. Brady was granted an option to purchase 30,000 shares of the Corporation's common stock at a price of $21.25 per share (the fair market value on the date of grant) and received a restricted stock award of 18,000 shares. The options and restricted stock for Mr. Brady were given on a basis consistent with the grants and awards made to the other five Gate City officers. Both the options and restricted stock are governed by the BB&T Financial Corporation Special Purpose Option and Restricted Stock Plan.

 In October 1987, the Corporation adopted a Directors Deferred Compensation Plan ("DDCP"), which was amended January 1, 1988. The DDCP allows a non-employee director of the Corporation or its subsidiaries to elect annually to defer all or any portion of his or her compensation as a director to a future date. Any compensation so deferred is an unfunded, unsecured obligation of the Corporation. Deferred compensation earns interest, compounded monthly, at an annual rate of one-half of one percent above the yield on U.S. Treasury Bills with a maturity of one year, established at the last auction held in November of each year. In 1993, the rate paid was 4.26%. The balance in a director's deferred compensation account is payable either in a lump sum or in annual installments over a period of ten years, according to the selection made by each participating director. Distribution begins in the January following termination of a director's service. If service is terminated due to death or disability, the Administrative Committee of the DDCP may, in its discretion, pay the entire balance of an account to the director or his designated beneficiary. During 1993, ten (10) non-employee directors participated in the DDCP.

NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

 In April 1992, the shareholders approved the Non-Employee Directors Stock Option Plan ("Director Plan") and authorized 250,000 shares of the Corporation's common stock to be issued pursuant to the Director Plan. Under the Director Plan, each non-employee director may file an annual election to receive non-qualified stock options in lieu of all or a designated portion of the annual retainer to be earned in the next succeeding year. With respect to such an election, the number of option shares will equal (a) the elected portion of the directors annual retainer for the applicable year divided by (b) 25% of the market value of the Corporation's common stock on the date of grant. The option exercise price will be 75% of the market value of the Corporation's common stock on the date of grant. The option will be exercisable during the period beginning six months after the date of grant and ending ten years after the date of grant.

 The Director Plan is administered by the Compensation Committee of the Board of Directors, but the Committee has no discretion in determining who will receive an option, the number of shares to be allotted a participating director or the terms of any such option. The Board of Directors may amend or terminate the Director Plan, subject to shareholder approval if necessary to comply with tax or regulatory requirements.

 During 1993, all eligible non-employee directors elected to participate in the Director Plan, except Mr. Corbett and Dr. Young. As a result of this participation level, options for a total of 21,977 shares of the Corporation's common stock were granted effective July 1, 1993 at an exercise price of $34.38 per share.

OTHER TRANSACTIONS

 A number of the Corporation's directors and officers and their associates are customers of the Bank or the South Carolina Bank. Any extensions of credit made to them are in the ordinary course of business, are substantially on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others, and do not involve more than normal risk of collectibility or present other unfavorable features. None of such credits are classified as non-accrual, past due, restructured or potential problem.

 No director, nominee, Executive Officer of the Corporation or subsidiaries, 5% security holder of the Corporation, if any, or any associate of the foregoing persons had any transaction or series of similar transactions in 1993 which were in excess of $60,000, or 5% of the consolidated gross revenues of any party to such transactions for such party's last full fiscal year, and to which the Corporation or any of its subsidiaries was or is to be a party, except (1) services rendered as a bank depository of funds, transfer agent or registrar, or similar such services, (2) where the interest of the specified person arises solely from the ownership of securities of the Corporation and such person receives no extra or special benefit not shared on a pro rata basis by all holders of securities of the class or (3) as otherwise described below.

 During 1993, the Bank retained the law firm of Alala, Mullen, Holland and Cooper, P.A., an affiliate of Joseph B. Alala, Jr., a director of the Corporation, and the Bank proposes to continue to retain this firm during 1994.

 During 1993, the Bank paid Player, Inc., an affiliate of Richard L. Player, Jr., a director of the Corporation, the sum of $1,171,256 for construction costs of a new main office in Fayetteville, N.C. In addition, the Bank paid Player, Inc. $22,207 for other construction and renovation work in connection with another branch office and paid Tri-Player Investments (also an affiliate of Mr. Player) the sum of $34,871 as rent and related occupancy expenses for the Westwood Branch and main office buildings in Fayetteville. Management believes that the terms of the agreements with Mr. Player's affiliates are as favorable to the Bank as could have been obtained from a non-affiliated party.

                           PROPOSAL 2.--AMENDMENT
                        TO ARTICLES OF INCORPORATION

 The Board of Directors of the Corporation has unanimously approved and adopted and recommends to it's shareholders that they approve an amendment to the Articles of Incorporation to increase the authorized Common Stock, $2.50 par value, from 50,000,000 shares to 100,000,000 shares. The Corporation's Articles of Incorporation also permit the Corporation to issue 4,000,000 shares of Preferred Stock. As of December 31, 1993, there were 32,476,387 shares of Common Stock issued and outstanding and an additional 5,202,298 shares of Common Stock were reserved for issuance in connection with employee benefit plans and the dividend reinvestment plan and approximately 6,000,000 shares reserved for issuance in connection with announced acquisitions. Therefore, the Corporation has 6,321,315 unissued and unreserved shares available for future issuance. There are no shares of Preferred Stock issued, outstanding or reserved for issuance. The proposed amendment would not affect the number of authorized shares of Preferred Stock. Further, the proposed amendment does not give rise to any dissenter's rights under the applicable corporate laws if any shareholder entitled to vote should not be in favor of the proposed amendment.

 The Board of Directors considers it prudent and in the best interest of the Corporation to have available a reasonable amount of authorized but unissued Common Stock, for use primarily for possible future stock distributions, stock splits, stock dividends, acquisitions, employee benefit plans, the dividend reinvestment plan, raising of additional capital and other corporate purposes. The Corporation has no present plans, understandings or agreements to issue any additional authorized shares of Common Stock, except pursuant to employee benefit plans, the dividend reinvestment plan and announced acquisitions.

 Shareholders should be aware that a possible effect of the proposed increase in the authorized Common Stock would be a potential dilution of present stockholders' interest in the Corporation relative to voting power, net income, and net book value per share of Common Stock, if the Corporation should issue a substantial number of the newly authorized shares. However, the Corporation anticipates that it would receive value for any additional shares of stock issued, thereby reducing or eliminating the economic effect of such dilution to the shareholders.

 The additional shares of Common Stock proposed to be authorized will be of the same class as the Corporation's existing Common Stock and if issued would entitle the holders to the same rights and privileges as holders of the shares of Common Stock presently outstanding. The holders of the Corporation's Common Stock do not presently have preemptive rights to subscribe for or purchase additional shares of Common Stock presently authorized. The shareholders also will have no preemptive rights to subscribe for or purchase any additional shares of Common Stock to be authorized by the proposed amendment. No additional shareholder authorization would be necessary prior to any future issuance of Common Stock, except for certain situations where shareholder approval may be required under applicable law or National Association of Security Dealer's rules.

 Although the Board of Directors has no present intention of doing so, the Corporation's authorized but unissued Common Stock and Preferred Stock could be issued in one or more transactions which would make more difficult or costly, and less likely, a takeover of the Corporation. The proposed amendment to increase the number of authorized shares of Common Stock is not being recommended in response to any specific effort of which the Corporation is aware to obtain control of the Corporation. Further, the submission of the proposed amendment is not part of a plan by Corporation's management to adopt a series of amendments to its Articles of Incorporation or by-laws that may render the takeover of the Corporation more difficult.

 The Corporation has not proposed an increase in the number of authorized shares of Common Stock since the annual meeting of shareholders in April 1987, when the Corporation had approximately $4.0 billion in total assets. The Corporation has increased in size significantly since that time and is engaged actively in acquiring other financial institutions which involve the issuance of shares of Common Stock.

 Pursuant to the applicable corporate law, the proposed amendment to it's Articles of Incorporation will be approved if the votes cast in favor of the amendment exceed the votes cast against the amendment. Abstentions and shares held in street names that are not voted on this matter will not be included in determining the number of affirmative votes. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION. THE PERSONS NAMED IN THE FORM OF PROXY WILL VOTE THE PROXY AS SPECIFIED; AND IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED "FOR" THE AMENDMENT TO THE ARTICLES OF INCORPORATION.

                        PROPOSAL 3--RATIFICATION OF
                            SELECTION OF AUDITORS

 The Audit Committee of the Board of Directors has selected the firm of KPMG Peat Marwick as independent auditors to examine the books of the Corporation and subsidiaries for the year 1994, and to report on the consolidated balance sheets, statements of income and other related statements of the Corporation and subsidiaries. KPMG Peat Marwick has served as independent auditors for the Bank continuously since 1972. Although shareholder action is not required, the Corporation desires to obtain from the shareholders an indication of their approval or disapproval of the Audit Committee's action in selecting

KPMG Peat Marwick as the independent auditors of the Corporation and subsidiaries. It is recommended that the shareholders vote in favor of ratifying the selection of KPMG Peat Marwick. Pursuant to the applicable corporate law, the selection of KPMG Peat Marwick will be approved if the votes cast in favor of approval exceed the votes cast against approval. If the shareholders disapprove this selection, the Audit Committee of the Board of Directors will reconsider the appointment. KPMG Peat Marwick has advised that neither such firm nor any member or associate thereof has any direct or material indirect financial interest in the Corporation or subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. THE PROXY WILL BE VOTED AS SPECIFIED; AND IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED "FOR" THIS PROPOSAL.

 Representatives of KPMG Peat Marwick are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if desired and will be available to respond to appropriate questions raised at the Annual Meeting.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

 Any shareholder who desires to submit a proposal for inclusion in the Proxy Statement and form of proxy for the 1995 annual meeting of shareholders must submit such proposal to the Corporation at its principal office no later than November 14, 1994.

                                 OTHER MATTERS

 The Board of Directors is not aware of any other matters to be presented for consideration at the Annual Meeting or any adjournments thereof. If any other matters shall properly come before the meeting, it is intended that the persons named in the enclosed proxy will vote the shares represented by proxy in accordance with their judgment, pursuant to the discretionary authority granted therein.


                                                  /s/ John A. Allison IV

                                                  John A. Allison IV
                                                  Chairman of the Board

DATED: MARCH 15, 1994

 BB&T FINANCIAL CORPORATION IS FURNISHING TO EACH PERSON SOLICITED A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1993, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. EXHIBITS TO SUCH FORM 10-K ARE NOT INCLUDED, BUT THE EXHIBITS MAY BE REQUESTED AND A REASONABLE EXPENSE MAY BE CHARGED FOR THE FURNISHING OF EXHIBITS TO THE FORM 10-K. SUCH REQUEST SHOULD BE ADDRESSED TO SCOTT E. REED, SENIOR EXECUTIVE VICE PRESIDENT AND TREASURER, BB&T FINANCIAL CORPORATION, 223 WEST NASH STREET, WILSON, NORTH CAROLINA 27894-1847.

                           BB&T FINANCIAL CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
PROXY                                                                      PROXY

  The undersigned hereby appoints JOHN A. ALLISON IV and RUSSELL A. THOMPSON, JR., and either of them, attorneys and proxies, with power of substitution, to vote the shares of Corporation's common stock of the undersigned at the regular Annual Meeting of the Shareholders of the Corporation to be held at the Capital City Club, Center Plaza, 411 Fayetteville Street Mall, Raleigh, North Carolina, on Tuesday, April 26, 1994, at 11:00 a.m., and at any adjournments thereof, upon the following matters:

1. Proposal 1 -- Fixing the number of directors to be elected at twenty-seven
   (27) and the election of the twenty-four (24) nominees named in the accompanying Proxy Statement.

   [_] FOR fixing the number of directors at twenty-seven (27) and for electing as directors the twenty-four (24) nominees listed below (except as marked to the contrary below).

   [_] WITHHOLD AUTHORITY to fix the number of directors at twenty-seven (27) and to vote for the twenty-four (24) nominees listed below.

  (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

  Joseph B. Alala, Jr.   Jesse W. Corbett, Jr.   James E. Heins           A. Winniett Peters
  John A. Allison IV     W. R. Cuthbertson, Jr.  Raymond A. Jones, Jr.    Richard L. Player, Jr.
  W. Watson Barnes       Fred H. Deaton, Jr.     Kelly S. King            S. B. Tanner III
  Paul B. Barringer      Joe L. Dudley, Sr.      David R. LaFar III       Larry J. Waggoner
  Robert L. Brady        Tom D. Efird            J. Ernest Lathem, M.D.   Henry G. Williamson, Jr.
  W. G. Clark III        O. William Fenn, Jr.    James H. Maynard         William B. Young, M.D.

2. Proposal 2 -- Approving an amendment to the Corporation's Articles of Incorporation to increase the number of shares of authorized common stock from 50,000,000 shares to 100,000,000 shares.
                   [_] For      [_] Against      [_] Abstain
                  (Continued and to be signed on reverse side)

                          (Continued from other side)

3. Proposal 3 -- Ratifying the selection of KPMG Peat Marwick as independent auditors for the Corporation.
                   [_] For      [_] Against      [_] Abstain

4. Proposal 4 -- In their discretion, to vote upon such other business as may properly come before the meeting or any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR APPROVAL OF PROPOSALS, 1, 2 AND 3 AND, IN THE DISCRETION OF THE PROXY HOLDERS, AS TO ANY OTHER MATTERS.

  PLEASE MARK, SIGN, DATE AND RETURN          Please sign exactly as name
  THE PROXY CARD PROMPTLY USING THE           appears at left.
  ENCLOSED ENVELOPE.
                                              When signing as attorney,
   IF YOU ATTEND THE MEETING, YOU MAY         executor, administrator, trustee
    WITHDRAW YOUR PROXY AND VOTE IN           or guardian, please give full
                PERSON.                       title as such. If a corporation,
                                              please sign in full corporate
                                              name by President or other
                                              authorized officer. If a
          Place                               partnership, please sign in
                  Label                       partnership name by authorized
                         Here                 person.


                                              ---------------------------------
                                              Signature

                                              ---------------------------------
                                              Signature if held jointly

                                              Dated _______________________1994